UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2015

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 488-7775
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2015, Superior Silica Sands LLC (“SSS”), a wholly owned operating subsidiary of Emerge Energy Services LP (“Emerge Energy”), and Performance Technologies, LLC (“PTL”) entered into an Amended and Restated Master Supply Agreement (the “Supply Agreement”). Pursuant to the Supply Agreement, SSS will supply sand and proppants to PTL at a price per ton which may be adjusted on a quarterly basis to reflect the weighted average price of similar products PTL purchases from other suppliers. SSS will also provide a per-ton discount on PTL’s purchases under the Supply Agreement not to exceed an aggregate dollar amount over the term of the Supply Agreement.

The Supply Agreement allows for PTL to purchase up to a certain volume of sand per month from SSS, subject to change by mutual agreement. PTL may elect to take delivery of any portion of the sand from either SSS’s plants or distribution terminals. Prior to November 9, 2018, any 1% year-over-year reduction in the total volume of sand purchased by PTL under the Supply Agreement will be met by a 2% reduction in the total volume of sand purchased by PTL from all other suppliers until PTL is purchasing no more than a certain volume of sand per month from such other suppliers in the aggregate.

Under the Supply Agreement, PTL will commit, at no cost to SSS, a number of its own railcars for use in SSS’s existing fleet. In exchange SSS will provide, at no cost to PTL, a number of railcars from SSS’s fleet to complete deliveries each month to PTL equal to the number of railcars committed by PTL. In the event the number of railcars SSS provides in any month exceeds the number of railcars committed by PTL, SSS will charge a daily rate for each additional railcar. If the number of railcars SSS provides in any month is less than the number of railcars committed by PTL, the number of unused railcars will accrue to offset charges for additional railcars SSS may provide in the future.

The Supply Agreement has an initial term expiring on November 9, 2021. Thereafter, the Supply Agreement will be renewed automatically for additional one-year periods unless either PTL or SSS provides 90 days’ advance written notice of nonrenewal. The Supply Agreement may be terminated prior to the end of its term by mutual agreement of SSS and PTL or upon the occurrence of certain specified events including, without limitation, an uncured breach of the Supply Agreement.

Also on December 22, 2015, SSS and PTL entered into a Purchase Option Agreement (the “Option Agreement”) whereby PTL obtained the option to purchase a certain aggregate volume of sand (the “option volume”) from SSS at a discounted price similar to the Supply Agreement. Any volume of sand purchased under the Supply Agreement at a discounted price reduces the total option volume of sand PTL may purchase at a discounted price under the Option Agreement.

The Option Agreement requires PTL to purchase a certain minimum volume of sand per year, subject to increase on the third and sixth anniversaries of the agreement, until the total option volume has been purchased. In the event PTL purchases less than 80% of the applicable yearly volume requirements, the volume of sand below such amount will be carried forward for one year and then forfeited and deducted from the total option volume to the extent it remains unused. PTL must also pay a per-ton fee on a portion of any forfeited volumes.

Purchases under the Option Agreement will begin on December 22, 2017 or such earlier date as agreed upon by PTL and SSS. The Option Agreement will expire upon the purchase or forfeiture of the total option volume of sand and may be terminated early by mutual agreement of SSS and PTL or upon the occurrence of certain specified events including, without limitation, an uncured breach of the Option Agreement.

Emerge Energy intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Supply Agreement and the Option Agreement. The omitted material will be included in the request for confidential treatment. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Supply Agreement and the Option Agreement, redacted copies of which will be attached as exhibits to Emerge Energy’s Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: December 28, 2015	By:	/s/ Joseph C. Tusa, Jr.
		Name:	Joseph C. Tusa, Jr.
		Title:	Chief Financial Officer